EXHIBIT 21


                KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES

                                  SUBSIDIARIES


                                       State or Country  Percent
          Name of Subsidiary           of Incorporation   Owned

Kerr-McGee Canada Ltd.                     Canada         100%
Kerr-McGee Chemical Corporation            Delaware       100%
Kerr-McGee Coal Corporation                Delaware       100%
Kerr-McGee Credit Corporation              Delaware       100%
Kerr-McGee Oil (U.K.) PLC                  England        100%
Kerr-McGee Refining Corporation            Delaware       100%
  Cato Oil and Grease Co.                  Oklahoma       100%(1)
  Southwestern Refining Company, Inc.      Delaware       100%(1)
Kerr-McGee China Petroleum Ltd.            Bahamas        100%


(1)Owned by Kerr-McGee Refining Corporation


    A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 1994.